Exhibit 2.1

COOPERATIVE ENDEAVOR AGREEMENT

Between

THE CITY OF NEW ORLEANS, LOUISIANA,

and

CM Design, Inc.

Dated as of January 26, 2010

COOPERATIVE ENDEAVOR AGREEMENT

This COOPERATIVE ENDEAVOR AGREEMENT, dated as of January 26, 2010 (the "Agreement"), by and between the City of New Orleans (the "City"), a political subdivision of the State of Louisiana, and C M Design, LLC (the "Contractor") a motorcycle corporation qualified to do business in Louisiana (the "State").

WITNESSETH:

WHEREAS, Article VII, Section 14(C) of the Louisiana Constitution of 1974, as amended, (the "Constitution") provides that for a public purpose, political subdivisions may engage in cooperative endeavors with private associations, corporations or individuals; and

WHEREAS, Section 9-314 of the Home Rule Charter of the City of New Orleans (the "Charter") provides that the City may enter into cooperative endeavor agreements with any private corporation with regard to the procurement and development of immovable property, joint planning and implementation of public works, joint funding initiatives and other similar activities in support of community development, economic growth and other public purposes; and

WHEREAS, economic development constitutes a public purpose for the expenditure of public funds as determined by the Louisiana State Legislature under various provisions of law, including but not limited to Chapter 27 of Title 33 of the Louisiana Revised Statutes of 1950 (the "Cooperative Economic Development Law"), as amended; and

WHEREAS, the Cooperative Economic Development Law clearly authorizes the participation by the parties hereto in economic development activities, including the expenditure of public funds under certain circumstances; and

WHEREAS, the City has been requested to undertake the cooperative endeavors herein provided in this Agreement in order to make it economically feasible for Contractor to undertake improvements in on- and off-site as it prepares to constructs/renovate a retail store in New Orleans, Louisiana. Such construction/renovation would result in significant economic benefits to the City, including improvements in on- and off-site infrastructure, increased employment, increases to the tax base for ad valorem taxation, and significant increase in sales and use tax collections as well as other ancillary financial and economic development benefits; and

WHEREAS, the Project, as more fully described in Exhibit A hereto, will include certain on- and off-site improvements, acquisition and other development costs to be paid by Contractor upon completion.

WHEREAS, in order to enable Contractor to proceed with the Project, the City has agreed to provide a low interest loan to C M Design, LLC fully described in Exhibit B, and Exhibit C, subject to the terms and conditions set forth herein below in this Agreement; and

WHEREAS, the City's Obligation, as defined herein, shall not exceed the sum of $750,000.00, subject to the terms and conditions of this Agreement, which conforms to the requirements of the Cooperative Economic Development Law and jurisprudence regarding the expenditure of public funds for such improvements as the Project; and

NOW, THEREFORE, in consideration of the mutual benefits hereby conferred and other good and valuable consideration, the City and Contractor hereby covenant and agree with each other as follows:

ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION

SECTION 1.01. Defined Terms. As used herein the following terms shall have the following meanings unless the context otherwise requires, and such meanings shall be equally applicable to both singular and plural forms of the terms herein defined:

"Act" shall mean, collectively, Article VII, Section 14(C) of the Louisiana Constitution of 1974, as amended, and the Cooperative Economic Development Law.

"Agreement" shall mean this Cooperative Endeavor Agreement, dated January 26, 2010 between the City and Contractor, including the exhibits attached hereto, as it may be supplemented, modified or amended from time to time in accordance with the teitits hereof.

"City" shall mean the City of New Orleans, Louisiana.

"Cooperative Economic Development Law" shall mean Chapter 27 of Title 33 of the Louisiana Revised Statutes of 1950, as amended (La. R.S. 33:9020-33:9037.1, inclusive).

"Force Majeure" shall mean weather conditions, natural disasters, national emergencies, acts of terrorism, war, civil strife, labor strikes, work stoppages, material or transportation shortages, actions or inaction of governmental authorities, bodies or agencies, and any other cause beyond the control of the party whose performance is due, which prevent or delay a party's performance of its obligations hereunder.

"Loan Agreement" shall mean the Loan Agreement between the City and the Contractor whereby the Contractor agrees to pay debt service on which shall be paid to the City in the form of loan payments under the Loan Agreement.

"Project Completion Deadline" shall mean not to exceed a year and a half from the commencement of construction, unless there are delays resulting from Force Majeure or other factors beyond the control of Contractor or such date is otherwise extended pursuant to the terms hereof.

"State" shall mean the State of Louisiana.

SECTION 1.02. Rules of Interpretation. Unless the context clearly indicates to the contrary, the following rules shall apply to the interpretation and construction of this Agreement:

(a)    Words importing the singular number shall include the plural number and vice versa.

(b)   All references herein to particular articles or sections are references to articles or sections of this Agreement

(c)   The captions and headings herein are solely for convenience of references and shall not constitute part of this Agreement, nor shall they affect its meaning, construction or effect.

(d)   The terms "hereby," "hereof," "hereto," "herein," "herein below," hereunder" or any similar terms as used in this Agreement refer to the Agreement in its entirety and not the particular article or section of this Agreement in which they appear, and the term "hereafter" means after and the term "heretofore" means before the date of execution of this Agreement.

ARTICLE II

REPRESENTATIONS AND COVENANTS OF THE PARTIES

SECTION 2.01. Representations and Covenants of the City. In order to enable Contractor and the City to enter into this Agreement and Contractor to undertake the Project, the City represents and covenants as follows:

A.   The City has determined that the Project serves a public purpose and that the Reimbursement Obligation required from the City hereby is less than the financial benefits to be received by the City from the Project.

B.   The City agrees to adopt all proceedings necessary and incidental to the authorization, execution and delivery of this Agreement.

C.     Draw Down Procedures:

1.      Disbursement of Funds
The loan funds shall be disbursed in one payment.

2.      Conditions Prerequisite to Payment of Loan Agreement:
Notwithstanding any other provisions of this loan agreement, the City may elect to request repayment due to any of the following circumstances, as determined by the City:

a.	Misrepresentation - The Contractor (with or without knowledge) shall have made any misrepresentation of a material nature or with respect to any information furnished to the City.

b.	Litigation - There is then pending litigation with respect to the performance by the Contractor of any of its duties or under this loan agreement or any other contract or agreement between the City and the Contractor obligations hereunder which may jeopardize or adversely affect the undertaking of or the carrying out of the loan agreement,

c.	Unauthorized Actions by the Contractor - The Contractor shall have taken any action pertaining to the loan which requires City approval without having been advised by the City that it has no objection to the proposed action.

SECTION 2.02. Representations and Covenants of. Contractor hereby represent covenants and agrees as follows:

A.    Provide Detailed Budget:

The Detailed Budget is attached hereto and incorporated by reference herein. The Contractor agrees that all UDAG funds shall be spent as detailed in the attached budget. Policies and procedures relating to budget changes are addressed in H. Changes to Scope of Services or Budget, below.

B.            Refunds:

The Contractor agrees to refund to the City any payment or portions of payments which the City determines were not properly due to the Contractor under the terms of this loan within 30 days of expiration of this agreement.

C.            Eligible and Ineligible Costs:

The Contractor agrees that all costs incurred by it will be reasonable and of a nature which clearly relate to the specific purposes and end products of the loan. The Contractor further agrees that it will exercise due care in incurring costs and will assure that expenditures conform to the general standard and criteria for cost eligibility under this loan, and any others standards or criteria that as may be imposed by the City, Further, the Contractor understands and agrees that claims such as, but not limited to, those which may result from the Contractor's failure to pay debts incurred by the Contractor are the exclusive responsibility of the Contractor and not of the City.

D.            Consultants:

Consultant services used or obtained by Contractor and paid for with UDAG loan funds shall be evidenced by written agreements between parties which detail the consultant's responsibilities, standards, and compensation.

E.             Documentation:

Documentation shall mean proof that an expense related to the loan has either been incurred or paid. Printouts generated by accounting software in-house are not sufficient documentation. The UDAG Staff requires indisputable evidence of payment or obligation to pay. For example, original vendor invoices, receipts, canceled checks, payroll statements, etc. may be accepted as documentation by the UDAG staff.

F.            Reporting Requirements:

1.	Reports shall be submitted quarterly with the first quarter beginning with the commencement of the loan agreement.

2.	The financial management system procedures shall be written and included as a part of the first quarterly report.
3.
A representative of the UDAG Fund (from the Mayor's Office of Community Development) may perform at least one site visit per quarter, at the discretion of the City. The purpose of site visits is to monitor fiscal and program compliance. The Contractor shall not unreasonably deny access to the site to a representative of the UDAG Fund, Site visits may be unannounced.

4.	The Contractor shall provide the UDAG Fund Manager with the name and address of the agent assigned to the UDAG loan, and immediately notify the UDAG Manager of any changes thereto.
5.
The Contractor acknowledges that this loan agreement and all reports, letters or other documents produced in connection with this agreement are subject to the provisions of the Louisiana Public Records Act.

G.            Fiscal Requirements

1.
If the Contractor receives advanced funds, then the Contractor shall maintain a separate bank checking account for all funds associated with the UDAG funds at a financial institution located within the City of New Orleans. All UDAG funds shall be maintained in that separate bank account; if the Contractor is a recipient of multiple UDAG funds, separate bank accounts will be maintained for each loan. The account number shall be provided to the UDAG Manager to be kept in the Contractor's file. For audit reasons, UDAG funds shall not be co-mingled with other funds or with funds associated with other UDAG loans. This requirement may be waived In writing by the UDAG Manager for those Contractors who do not receive funds in advance, but on a strictly reimbursement basis.

2.
The Contractor recipient shall retain all financial records, including supporting documentation, such as, invoices, canceled checks, etc during and for a period of not less than five (5) years following the end of the term of this loan agreement.

3.	The Contractor's financial management system shall include effective control measures to ensure fiscal compliance for the term of the loan agreement,

4.	At the discretion of the City of New Orleans, the project may be subject to audit during the term of the loan agreement and for a period of five (5) years thereafter.

H.           Changes to Scope of Services or Budget

1.	Scope of Services Changes: The Contractor shall obtain prior written approval for any program changes from the UDAG Fund Manager and the Mayor's Executive Assistant.

2.	Budget Changes:
The Budget contained in this document shall be strictly adhered to. All line item changes shall be consistent with the purposes of the UDAG Loan Agreement, Line item changes of a cumulative total less than 5% of the budget do not require any notification or approval. Line item changes of a cumulative total between 5% and 10% of the budget require prior written approval of UDAG Manager. Line item changes of a cumulative total over 10% of the budget require prior written approval from UDAG Manager and the Executive Assistant to the Mayor.

J. Other Compliance Requirements:

1.	The Contractor shall perform all major tasks/activities as outlined in the "Scope of Services" section of this loan agreement.

2.	If the Contractor is subject to the Louisiana State Audit Law, then it will submit the audit report annually, within sixty (60) days of completion of the audit report.

3.	The Contractor and all contractors and subcontractors shall provide and maintain, during the term of this agreement public liability, property damage, and worker's compensation insurance, insuring, as they may appear, the interests of all parties to this agreement against any and all claims which may arise out of the Contractor's or any contractor's or subcontractor's operations under the terms of this agreement.

4.	Contractor shall acknowledge UDAG/City support by using the following logo and credit-line on all publications and programs: "This program is sponsored in part by the City of New Orleans' Urban Development Action Loan Fund."

5.	The Contractor shall secure all necessary certificates and permits from municipal or other public authorities as may be required in connection with the performance of this agreement.

6.	The Contractor agrees to comply with all pertinent federal and state regulations and legislation involving civil rights, equal opportunity, and affirmative action, including (but not limited to) Title VI of the Civil Rights Act of 1964, and the City's Open Access Plan, Executive Order No. MHM 95-002, Contractor agrees that it will maintain on updated City Directory of Disadvantage Business Enterprises.

7.
The Contractor agrees that all procurement transactions involving the use of UDAG monies shall be conducted in a manner that provides maximum open and transparent competitive selection process. When competitive selection is not feasible or practical, the Contractor agrees to inform the UDAG Fund Manager of the intention to make a sole source selection, prior to making sole source selection. Sole source contracts should be negotiated to the extent that such negotiation is possible.

8.
The Contractor shall purchase products and services sold, leased, produced or manufactured in Orleans Parish provided that these products are equal in quality and do not exceed by more than five percent of the cost of comparable to products or services sold, leased, produced or manufactured outside Orleans Parish.

9.
The Contractor, all contractors and subcontractors are responsible for ensuring that precautions are exercised at all times for the protection of persons and property. The safety provisions of all applicable laws, building and construction codes shall be strictly observed. The Contractor, contractors and subcontractors are responsible for compliance with all federal and state laws and municipal ordinances and regulations in any manner affecting work or performance of this loan including any applicable city, state, or federal public bid laws.

ARTICLE III
RENOVATION AND CONSTRUCTION OF THE PROJECT;
OBLIGATIONS

SECTION 3.01. Obligations of Contractor Subject to City Council approval, Contractor agrees to undertake the following obligations:

(a)	Contractor shall pay all costs of the of the Project and to moke improvements as it deems necessary and to complete the Project no later than the Project Completion Deadline.

(b)	Contractor shall accept the Promissory Note from the City as evidence of the Reimbursement Obligation owed to the City.

(c)	Contractor shall use its good faith efforts to obtain all necessary building permits and other governmental authorizations required for the construction and timely completion of the Project.

(d)
Contractor shall use its best efforts to comply with the City's open access policies, as the same apply to the following illustrative list: (1) contracts in the area of construction, (2) contracts in the area of professional services, and (3) contracts in the area of commodities purchasing, in order to encourage meaningful participation of economically disadvantaged businesses in the construction and operation of the Project, provided that Contractor shall have the right to concur in the qualifications of any economically disadvantaged business with which it is to contract.

(e)	Contractor shall use its good faith efforts to ensure that at least sixty percent (60%) of those newly hired reside in Orleans Parish,

ARTICLE IV
RIGHTS AND REMEDIES

SECTION 4.01. Rights and Remedies. All rights and remedies of the parties under this Agreement shall be exclusive and limited to those remedies set forth in Sections 4.01 hereof. In the event of a dispute hereunder, the party hereto who shall prevail in such dispute resolution shall be entitled to restitution for all reasonable fees and expenses, including legal fees, incurred in such dispute resolution from the other adversarial party or parties.

ARTICLE V
ADDITIONAL PROVISIONS

SECTION 5.01. Entire Agreement. This Agreement and the exhibits hereto shall constitute the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and preliminary agreements. There is no representation or warranty of any kind made in connection with the transactions contemplated hereby that is not expressly contained in this Agreement.

SECTION 5.02. Notices and Requests. All notices, requests, demands and other communications shall be in writing and shall be deemed to be duly given when delivered by a national overnight courier service to the respective official or person named below or four business days after mailing by registered or certified mail, postage prepaid, return receipt requested:

If to City:

City Attorney
Office of the City Attorney
City of New Orleans
1300 Perdido Street, Suite 5E

New Orleans, LA 70112

with a copy to:

Clerk of Council
City of New Orleans
1300 Perdido Street, Suite 1E0.9
New Orleans, LA 70112.

SECTION 5.03. Severability. If any terms or provisions of this Agreement, or the application thereof to any circumstance, shall be invalid or unenforceable, the remainder of this Agreement or the application, term, provision or application to circumstances which is not held invalid or unenforceable shall not be affected thereby and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

SECTION 5.04. Additional Instruments. The parties hereto agree that when called on to do so, each of them will execute such other instruments in writing or do such other things that are required in order to give full effect to the covenants and conditions required of them under this Agreement.

SECTION 5.05. Applicable Law. The Contractor hereby consents and yields to the jurisdiction of the State Civil Courts of the Parish of Orleans, and does hereby formally waive any pleas of jurisdiction on account of the residence elsewhere of the Contractor.

SECTION 5.06. Amendments, Supplements and Modifications. This Agreement may not be amended, supplemented or modified, except in writing and executed by the parties hereto.

SECTION 5.07 Penalties for Non-Compliance. If the acceptable quarterly reports are not submitted before thirty (30) days after the end of the quarter, a $250.00 penalty will be imposed, and Contractor shall be fined for the amount of the penalty imposed. An additional $250.00 penalty will be imposed for every additional thirty (30) days that the report is delinquent. The UDAG Staff will notify the Contractor of the imposition of the penalty. Fines may be waived in exceptional circumstances through the written consent of the UDAG Manager and the Executive Director to the Mayor for Economic Development.

SECTION 5.08. Assignment. Contractor shall have the right, with the prior written consent of the City, to assign all or any of its rights under this Agreement, including its right to the Reimbursement Obligation, to any party and all obligations and rights hereunder shall be binding upon and inure to the benefit of any such assignee.

SECTION 5.09. Exclusion of Unemployment Compensation Coverage. Neither Contractor nor anyone employed by Contractor shall be considered an employee of the City of New Orleans for the purpose of unemployment compensation coverage, the same being expressly waived and excluded by the parties hereto.

SECTION 5.10. Exclusion of Worker's Compensation Coverage. Contractor herein expressly declares and acknowledges that it is independent, and as such is being hired by the City under this agreement for hire as noted and defined in R.S. 23:1472(E). and therefore, it is expressly declared and understood between the parties hereto, in entering into this services agreement, or agreement for hire, and in connection with unemployment compensation only, that;

a.   Contractor has been and will be free from any control or direction by the City over the performance of the services covered by this contract; and
b.   Services to be performed by Contractor are outside the normal course and scope of the City's usual business; and
c.   Contractor has been independently engaged in performing the services listed herein prior to the date of this agreement.

SECTION 5.11. Equal Employment Opportunity. In all hiring or employment made possible by, or resulting from, this agreement there (1) will not be any discrimination against any employee, applicant for employment, or applicant for participation in Contractor's program due to race, color, religion, gender, age, physical or mental disability, national origin, sexual orientation, creed, culture, or ancestry; and (2) where applicable, affirmative action will be taken to ensure that employees and program participants under Contractor's supervision are treated without regard to their race, color, religion, gender, age, physical or mental disability, national origin, sexual orientation, creed, culture, or ancestry. This requirement shall apply to, but not be limited to, the following: employment, upgrading, demotion, or transfer, recruitment or recruitment advertising, layoff or termination, rates of pay or other foinis of compensation, and selection for training, including apprenticeship. All solicitations or advertisements for employees shall state that all qualified applicants will receive consideration for employment without regard to race, color, religion, gender, age, physical or mental disability, national origin, sexual orientation, creed, culture, or ancestry.

SECTION 5.12. Indemnification. The Contractor shall indemnify and save the City harmless against any and all claims, demands, suits, judgments of sums of money to any party accruing against the City for loss of life or injury or damage to persons or property growing out of, resulting from, or by reason of any act or omission or the operation of the Contractor, its agents, servants or employees while engaged in or about or in connection with the discharge or performance of the services to be done or performed by the Contractor hereunder and shall also hold the City harmless from any and all claims and/or liens for labor, services, or materials furnished to the Contractor in connection with the performance of its obligation under this Agreement.

SECTION 5.13. Assignability. The Contractor shall not assign any interest in this agreement and shall not transfer any interest in the same without prior written consent of the City of New Orleans.

SECTION 5.14. Conflict of Interest. In the interest of ensuring that efforts of the Contractor do not conflict with the interests of the City, and in recognition of the Contractor's responsibility to the City, the Contractor agrees to decline any offer of employment if its independent work on behalf of the city is likely to be adversely affected by the acceptance of such employment. The initial determination of such a possibility rests with the Contractor. It is incumbent upon the Contractor to notify the City and provide full disclosure of the possible effects of such employment on the Contractor's independent work in behalf of the City. Final decision of any disputed offers of other employment of the Contractor shall rest with the City Attorney for the City of New Orleans.

SECTION 5.15. Waiver of Sick and Annual Leave Benefits. It is expressly agreed and understood between the parties entering into this services agreement that the Contractor, acting as an independent agent, shall not receive any sick and annual leave benefits from the City of New Orleans.

SECTION 5.16. Audit and Other Oversight. The Contractor understands and will abide by all provisions of the Code of the City of New Orleans, Chapter 2, Art. XII, Section 91120, as adopted by City Ordinance No. 22,888 M.C.S. (relative to the operations and authority of the City Inspector General), incorporated herein by reference.

SECTION 5.17. Term of this Agreement. This Agreement shall continue in full force and effect until the 23rd day of March, 2021.

SECTION 5.18. Execution in Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

WITNESSES:
___________________________________________	CITY OF NEW ORLEANS

___________________________________________
By:
Name
Title

WITNESSES:
___________________________________________	CM Design, Inc.

___________________________________________
By:
Name
___________________________________________	Title
Approval of Law department

Exhibit A
The Project

An existing property has been identified for the corporate headquarters and production assembly of C M Design, LLC The property address is 4422 Toulouse Street.

The cost of engineering consulting, renovating and improving the building is estimated to cost $500,000. Most of the cost will be spent on the interior structure, production layout and landscaping improvements. All costs will be expended to local consultants and contractors. Additionally, another $500,000 would be necessary for production equipment and tooling to assemble up to 750 units annually.

The project would bring a world leading motorcycle company to New Orleans. The anticipated benefits would be to improve community development in and around Toulouse Street by attracting other business as well as internal jobs, external jobs with local vendors, tourism, and state and local tax revenue.

Once the project is realized and the company meets the projected output, the benefits to the City are exponential:
• Projected headcount of 50 employees;
• Projected annual purchasing from local vendors of $4.2;
• Projected annual tourism from visitors $125,000;
• Projected spend on local public relation, film and media of $576,000;
• Projected spend on local legal and professional services of $184,026.

See enclosed 4 year proforma for additional information.

The project contemplates major development costs and funds that are not currently available. The Company is seeking assistance for the City to provide funding for the building improvements and equipment. The Company anticipates the relocation cost to be $125,000 for moving expenses and $100,000 for temporary shutdown (30 days). The Company is able to absorb the costs if no assistance is loaned.

Exhibit B
The Promissory Note

Borrower: C M Design, LLC

Lender:

City of New Orleans
Mayor's Office of Economic Development
1300 Perdido St.
Suite 2E10
I.     Promise to Pay
Lender agrees to disburse $750,000.00 to Borrower on this 26th day of January, 2010. Borrower agrees to pay Lender the total amount repaid as detailed in Exhibit C payment schedule made monthly. The first payment will be due on the 23rd day of April, 2010, together with interest payable on the unpaidprincipal at the rate of 3.5% per annum. Refer to Exhibit B ("Payment Schedule") for a complete schedule of payments, complete with amounts due and due dates.

Payment will be delivered to Lender at:       1340 Poydras Street, Suite 1000
New Orleans, LA 70112

II.   Repayment
The amount owed under this Promissory Note will be repaid in equal installments of $7,416.44 made monthly. The first payment will be due on the 23rd day of April, 2010, and monthly thereafter. Interest will begin accruing on first payment. Barrower will be responsible for the payment to interest and the balance to principal.

III.   Late Payment Fees
If Borrower defaults in payments by more than ten (10) days of the time set forth herein, then Borrower shall pay an additional late fee in the amount of five (5) percent of the unpaid portion of the regularly scheduled payment.

IV.   Collateral
The Collateral shall be free of all liens and encumbrances not accepted by City of New Orleans:
a)	First Priority Security Interest pursuant to General Security Agreement and UCC-1 Borrower's business assets of any kind, tangible and intangible.
b)	Personal Guaranty.

V.    Additional Costs
In case of defaults in the payment of any principal or interest of this Promissory Note. Borrower will pay to Lender such further amount as will be sufficient to cover the cost and expenses of collection including without limitation reasonable Attorney's fees expenses and disbursements. These costs will be added to the outstanding principal and will become immediately due.

VI.           Amendment; Modification; Waiver
No amendment, modification or waiver of any provision of this Promissory Note or consent to departure there from shall be effective unless by written agreement signed by both Borrower and Lender.

VII.         Breach of Promissory Note
No breach of any provision of this Promissory Note shall be deemed waived unless it is waived in writing. No course of dealing and no delay on the part of Lender in exercising any right will operate as a waiver thereof or otherwise prejudice rights, powers, or remedies. No right, power, or remedy conferred by this Promissory Note upon Lender will be exclusive of any other rights, power, or remedy referred to in this Note, or now or hereafter available at law, in equity, by statute, or otherwise.

VIII.        Governing Law
The validity, construction and performance of this Promissory Note will be governed by the laws of LA, excluding that body of law pertaining to conflicts of law. Borrower hereby waives presentment notice of non-payment, notice of dishonor, protest, demand and diligence.

By signing below, the parties hereby agree to the terms and conditions of this Promissory Note,

Borrower:

Signature:____________________________________   Date:  1/25/2010

TAX ID OR S.S. NUMBER: 27-1732868

Lender:

Signature: ______________________________ Date:_________________

Exhibit C
The Payment Schedule

Exhibit C
The Payment Schedule

Pmt	Payment Amount	Interest	Principal	$889,972.80
1	$7,416.44	$2,187.50	$5,228.94	$882,556.36
2	$7,416.44	$2,172.25	$5,244.19	$875,139.92
3	$7,416.44	$2,156.95	$5,259.49	$867,723.48
4	$7,416.44	$2,141.61	$5,274.83	$860,307.04
5	$7,416.44	$2,126.23	$5,290.21	$852,890.60
6	$7,416.44	$2,110.80	$5,305.64	$845,474.16
7	$7,416.44	$2,095.32	$5,321.12	$838,057.72
8	$7,416.44	$2,079.80	$5,336.64	$830,641.28
9	$7,416.44	$2,064.24	$5,352.20	$823,224.84
10	$7,416.44	$2,048.63	$5,367.81	$815,808.40
11	$7,416.44	$2,032.97	$5,383.47	$808,391.96
12	$7,416.44	$2,017.27	$5,399.17	$800,975.52
13	$7,416.44	$2,001.52	$5,414.92	$793,559.08
14	$7,416.44	$1,985.73	$5,430.71	$786,142.64
15	$7,416.44	$1,969.89	$5,446.55	$778,726.20
16	$7,416.44	$1,954.00	$5,462.44	$771,309.76
17	$7,416.44	$1,938.07	$5,478.37	$763,893.32
18	$7,416.44	$1,922.09	$5,494.35	$756,476.88
19	$7,416.44	$1,906.07	$5,510.37	$749,060.44
20	$7,416.44	$1,890.00	$5,528.44	$741,644.00
21	$7,416.44	$1,873.88	$5,542.56	$734,227.56
22	$7,416.44	$1,857.71	$5,558.73	$726,811.12
23	$7,416.44	$1,841.50	$5,574.94	$719,394.68
24	$7,416.44	$1,825.24	$5,591.20	$711,978.24
25	$7,416.44	$1,808.93	$5,607.51	$704,561.80
26	$7,416.44	$1,792.58	$5,623.86	$697,145.36
27	$7,416.44	$1,776.17	$5,640.27	$689,728.92
28	$7,416.44	$1,759.72	$5,656.72	$682,312.48
29	$7,416.44	$1,743.22	$5,673.22	$674,896.04
30	$7,416.44	$1,726.68	$5,689.76	$667,479.60
31	$7,416.44	$1,710.08	$5,706.36	$660,063.16
32	$7,416.44	$1,693.44	$5,723.00	$652,646.72
33	$7,416.44	$1,676.75	$5,739.70	$645,230.27
34	$7,416.44	$1,660.00	$5,756.44	$637,813.83
35	$7,416.44	$1,643.21	$5,773.23	$630,397.39
36	$7,416.44	$1,626.38	$5,790.06	$622,980.95
37	$7,416.44	$1,609.49	$5,806.95	$615,564.51
38	$7,416.44	$1,592.55	$5,823.89	$608,148.07
39	$7,416.44	$1,575.57	$5,840.87	$600,731.63
40	$7,416.44	$1,558.53	$5,857.91	$593,315.19
41	$7,416.44	$1,541.44	$5,875.00	$585,898.75
42	$7,416.44	$1,524.31	$5,892.13	$578,482.31
43	$7,416.44	$1,507.12	$5,909.32	$571,085.87
44	$7,416.44	$1,489.89	$5,926.55	$563,649.43
45	$7,416.44	$1,472.60	$5,943.84	$556,232.99

46	$7,416.44	$1,455.27	$5,961.17	$54,816.55
47	$7,416.44	$1,437.88	$5,978.56	$541,400.11
48	$7,416.44	$1,420.44	$5,996.00	$533,983.67
49	$7,416.44	$1,402.95	$6,013.49	$526,567.23
50	$7,416.44	$1,385.41	$6,031.03	$519,150.79
51	$7,416.44	$1,367.82	$6,048.62	$511,734.35
52	$7,416.44	$1,350.18	$6,066.26	$504,317.91
53	$7,416.44	$1,332.49	$6,083.95	$496,901.47
54	$7,416.44	$1,314.74	$6,101.70	$489,485.03
55	$7,416.44	$1,296.95	$6,119.49	$482,068.59
56	$7,416.44	$1,279.10	$6,137.34	$474,652.15
57	$7,416.44	$1,261.20	$6,155.24	$467,235.71
58	$7,416.44	$1,243.24	$6,173.20	$459,819.27
59	$7,416.44	$1,225.24	$6,191.20	$452,402.83
60	$7,416.44	$1,207.18	$6,209.26	$444,986.39
61	$7,416.44	$1,189.07	$6,227.37	$437,569.95
62	$7,416.44	$1,170.91	$6,245.53	$430,153.51
63	$7,416.44	$1,152.69	$6,263.75	$422,737.07
64	$7,416.44	$1,134.42	$6,282.02	$415,320.63
65	$7,416.44	$1,116.10	$6,300.34	$407,904.19
66	$7,416.44	$1,097.72	$6,318.72	$400,487.75
67	$7,416.44	$1,079.29	$6,337.15	$393,071.31
68	$7,416.44	$1,060.81	$6,355.63	$385,654.87
69	$7,416.44	$1,042.27	$6,374.17	$378,230.43
70	$7,416.44	$1,023.68	$6,392.76	$370,821.99
71	$7,416.44	$1,005.04	$6,411.40	$363,405.55
72	$7,416.44	$986.34	$6,430.10	$355,989.11
73	$7,416.44	$967.58	$6,448.86	$348,572.67
74	$7,416.44	$948.77	$6,467.67	$341,156.23
75	$7,416.44	$929.91	$6,486.53	$333,739.79
76	$7,416.44	$910.99	$6,505.45	$326,323.35
77	$7,416.44	$892.02	$6,524.42	$318,906.91
76	$7,416.44	$872.99	$6,543.45	$311,490.47
79	$7,41644	$853.90	$6,562.54	$304,074.03
80	$7,416.44	$834.76	$6,581.68	$296,657.59
81	$7,416.44	$815.56	$6,600.88	$289,241.15
82	$7,416.44	$796.31	$6,620.13	$281,824.71
83	$7,416.44	$777.00	$6,639.44	$274,408.27
84	$7,416.44	$757.64	$6,658.80	$266,991.83
85	$7,416.44	$738.22	$6,678.22	$259,575.39
86	$7,416.44	$718.74	$6,697.70	$252,158.95
87	$7,416.44	$699.20	$6,717.54	$244,742.51
88	$7,416.44	$679.61	$6,736.83	$237,326.07
89	$7,416.44	$659.96	$6,756.48	$229,909.63
90	$7,416.44	$640.26	$6,776.18	$222,493.19
91	$7,416.44	$620.49	$6,795.95	$215,076.75
92	$7,416.44	$600.67	$6,815.77	$207,660.31
93	$7,416.44	$580.79	$6,835.65	$200,243.87
94	$7,416.44	$560.85	$6,855.59	$192,827.43
95	$7,416.44	$540.86	$6,875.58	$185,410.99

96	$7,416.44	$520.80	$6,895.64	$177,994.55
97	$7,416.44	$500.69	$6,915.75	$170,578.11
98	$7,416.44	$480.52	$6,935.92	$163,161.67
99	$7,416.44	$460.29	$6,956.15	$155,745.23
100	$7,416.44	$440.00	$6,976.44	$148,328.79
101	$7,416.44	$419.66	$6,996.78	$140,912.35
102	$7,416.44	$399.25	$7,017.19	$133,495.91
103	$7,416.44	$378.78	$7,037.66	$126,079.47
104	$7,416.44	$358.25	$7,058.19	$118,663.03
105	$7,416.44	$337.67	$7,078.77	$111,246.59
106	$7,416.44	$317.02	$7,099.42	$103,830.15
107	$7,416.44	$296.32	$7,120.12	$96,413.71
108	$7,416.44	$275.55	$7,140.89	$88,997.27
109	$7,416.44	$254.72	$7,161.72	$81,580.33
110	$7,416.44	$233.83	$7,182.61	$74,164.39
111	$7,416.44	$212.88	$7,203.56	$66,747.95
112	$7,416.44	$191.87	$7,224.57	$59,331.51
113	$7,416.44	$170.80	$7,245.64	$51,915.07
114	$7,416.44	$149.67	$7,266.77	$44,498.63
115	$7,416.44	$128.47	$7,287.97	$37,082.19
116	$7,416.44	$107.22	$7,309.22	$29,665.75
117	$7,416.44	$85.90	$7,330.54	$22,249.31
118	$7,416.44	$64.52	$7,351.92	$14,832.87
119	$7,416.44	$43.07	$7,373.37	$7,416.43
120	$7,416.44	$21.57	$7,394.87	$(0.01)
	$889,972.80	$139,972.76	$750,000.05